EXHIBIT 99.1

May 19, 2010

Contact:	Steve Trager
President and CEO

Release:	Immediately

Republic Bancorp, Inc. Declares an 8% Increase in Second Quarter Common Stock Dividends

LOUISVILLE, KY — Republic Bancorp, Inc. (NASDAQ: RBCAA), parent company of Republic Bank & Trust Company and Republic Bank, today announced an 8% increase in the Company’s second quarter cash dividends. The cash dividend of $0.143 per share of Class A Common Stock and $0.13 per share on Class B Common Stock will be payable July 16, 2010 to shareholders of record as of June 18, 2010.

“On the heels of another successful first quarter, in which we -

•                  were named #5 in the Bank Director Magazine listing of America’s top 150 performing banks during 2009 with $3 billion or more in assets,

•                  furthered our commitment to the charitable and philanthropic community with a $5 million contribution to the new Republic Bank Foundation, and

•                  reported record net income in the first quarter of 2010,

we are pleased to announce the 9th consecutive annual increase in our quarterly cash dividend. Our strong performance and capital position, combined with our continued positive outlook for the future, will once again allow our shareholders to benefit through an increased cash dividend - an achievement few companies can site in today’s difficult economy. We thank our loyal shareholders for their continued support as we, in turn, reciprocate through a higher dividend. As this positive news demonstrates, ‘We were here for you yesterday. We are here for you today. We will be here for you tomorrow,’®” commented Steve Trager, President and CEO for Republic.

Republic Bancorp, Inc. (Republic) has 44 banking centers and is the parent company of: Republic Bank & Trust Company with 35 banking centers in 13 Kentucky communities - Bowling Green, Covington, Crestwood, Elizabethtown, Florence, Frankfort, Georgetown, Independence, Lexington, Louisville, Owensboro, Shelbyville and Shepherdsville and three banking centers in southern Indiana: Floyds Knobs, Jeffersonville and New Albany. Republic Bank has banking centers in Hudson, Palm Harbor, Port Richey, New Port Richey and Temple Terrace, Florida as well as Cincinnati, Ohio. Republic operates Tax Refund Solutions, a nationwide tax refund loan and check provider. Republic offers internet banking at www.republicbank.com. Republic has $3.2 billion in assets and $1 billion in trust assets under custody and management. Republic is headquartered in Louisville, Kentucky, and Republic’s Class A Common Stock is listed under the symbol ‘RBCAA’ on the NASDAQ Global Select Market.